Exhibit 99.1

McGraw Hill Financial to Sell J.D. Power for $1.1 Billion to XIO Group

NEW YORK, APRIL 15, 2016-McGraw Hill Financial (NYSE: MHFI) today announced it has reached a definitive agreement to sell J.D. Power to XIO Group, a global alternative investments firm, for $1.1 billion in cash. The transaction is expected to close during the third quarter of 2016 and is subject to regulatory approvals and customary closing conditions.

“We are very pleased with this outcome. The transaction represents good value for our shareholders and positions J.D. Power for continued success,” said McGraw Hill Financial President and Chief Executive Officer Douglas L. Peterson. “Our portfolio will now be even more focused on financial intelligence businesses with a common set of attributes. The businesses are scalable, they are global and they all have market-leading positions.”

McGraw Hill Financial announced in October 2015 that it would commence a process to explore strategic alternatives for J.D. Power which is a global marketing information services company providing performance improvement, social media and customer satisfaction insights and solutions.

Mr. Peterson added, “J.D. Power is a phenomenal brand. We are proud of all of the contributions J.D. Power employees have made to this Company.”

“We are thrilled that XIO Group recognizes the value of the J.D. Power brand and is committed to maintaining our core brand identity and values while helping us grow and expand,” said Fin O’Neill, President, J.D. Power. “We believe this next chapter will allow us to increase our insights across a broader spectrum of consumer interaction, a more extensive global footprint and an increasingly digital, connected and mobile society.”

Joseph Pacini, Chief Executive Officer of XIO Group, stated, “We have enormous respect for J.D. Power and its experienced and successful management team.  We are delighted to be the partner of choice and to further help grow J.D. Power given our world-class international team, significant capital resources and unique access to untapped opportunities in fast growing regions."
Headquartered in London, XIO Group is a global alternative investments firm with operations in the United Kingdom, Germany, Switzerland, Israel, Hong Kong and mainland China. XIO Group’s strategy is to identify and invest in market-leading businesses located across North America and Europe and help these companies to capitalize on untapped opportunities in fast growing markets, particularly in Asia.
On April 27, 2016, subject to shareholder approval, McGraw Hill Financial will be renamed S&P Global.

Morgan Stanley is acting as financial advisor and Shearman & Sterling LLP is acting as legal advisor to McGraw Hill Financial.

###

About McGraw Hill Financial
McGraw Hill Financial is a leading financial intelligence company providing the global capital and commodity markets with independent benchmarks, credit ratings, portfolio and enterprise risk solutions, and analytics. The Company's iconic brands include Standard & Poor's Ratings Services, S&P Global Market Intelligence, S&P Dow Jones Indices, Platts, CRISIL, and J.D. Power. The Company has approximately 20,000 employees in 31 countries. Additional information is available at www.mhfi.com.

Investor Relations: http://investor.mhfi.com

Get news direct via RSS:
http://investor.mhfi.com/phoenix.zhtml?c=96562&p=rssSubscription&t=&id=&

Forward-Looking Statements
Statements in this news release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. In particular, the sale transaction described is subject to certain risks and uncertainties, including the ability to obtain all required regulatory approvals, as well as risks relating to any unforeseen liabilities, losses, and declines in economic performance. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, which can be obtained at its website at http://www.sec.gov. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investor Relations:

Chip Merritt
Vice President, Investor Relations
(212) 438-4321 (office)
chip.merritt@mhfi.com

News Media:
Christine Elliott
Vice President, Corporate Communications & Marketing
(212) 438-1323 (office)
christine.elliott@mhfi.com

Jason Feuchtwanger
Director, Corporate Media Relations
(212) 438-1247 (office)
(347) 419-4169 (mobile)
jason.feuchtwanger@mhfi.com